Exhibit 99

Best Buy Reports Better-Than-Expected First Quarter Results

Enterprise Comparable Sales Increased 37.2%

GAAP Diluted EPS Increased 280% to $2.32

Non-GAAP Diluted EPS Increased 233% to $2.23

Raises Full-Year Enterprise Comparable Sales Growth Outlook to a Range of 3% to 6%

MINNEAPOLIS, May 27, 2021 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended May 1, 2021 (“Q1 FY22”), as compared to the 13-week first quarter ended May 2, 2020 (“Q1 FY21”).

	Q1 FY22	Q1 FY21
Revenue ($ in millions)
Enterprise	$11,637	$8,562
Domestic segment	$10,841	$7,915
International segment	$796	$647
Enterprise comparable sales % change[1]	37.2%	(5.3)%
Domestic comparable sales % change[1]	37.9%	(5.7)%
Domestic comparable online sales % change[1]	7.6%	155.4%
International comparable sales % change[1]	27.8%	0.2%
Operating Income
GAAP operating income as a % of revenue	6.6%	2.7%
Non-GAAP operating income as a % of revenue	6.4%	2.9%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.32	$0.61
Non-GAAP diluted EPS	$2.23	$0.67

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Customer demand for technology products and services during the quarter was extraordinarily high,” said Corie Barry, Best Buy CEO. “This demand is being driven by continued focus on the home, which encompasses many aspects of our lives including working, learning, cooking, entertaining, redecorating and remodeling. The demand was also bolstered by government stimulus programs and the strong housing environment. Our teams across the organization met the demand with remarkable execution. From our merchant and supply chain teams working behind the scenes to our Blue Shirts and Geek Squad agents on the front lines – our employees once again showed amazing flexibility and execution managing extraordinary volumes. Most importantly, they provided exceptional customer service in a safe environment.”

Barry continued, “It has become evident throughout the pandemic that technology is even more important to people’s lives, and we are excited about what that means for our business going forward, especially in combination with both the heightened technology innovation that supports the more home-based way of work and life and our unique ability to inspire and support our customers.”

Financial Outlook

Best Buy CFO Matt Bilunas said, “The year has clearly started out much stronger than we originally expected. The sales momentum is continuing into Q2 and we are raising our annual comparable sales growth outlook. As we think about the back half of this year, we expect shopping behavior will evolve as customers are able to spend more time on activities like eating out, traveling and other events. It is difficult to know exactly how that impacts our business, especially as we lap particularly strong sales in the back half of last year. Therefore, at this time, we are leaving our original FY22 back-half sales assumptions unchanged.”

The company is providing the following outlook:

FY22:

•	Enterprise comparable sales growth of 3% to 6%, which compares to prior outlook of (-2%) to 1%
•	Enterprise non-GAAP gross profit rate[2] approximately flat to the FY21 rate of 22.4%, which compares to prior outlook of slightly below the FY21 rate of 22.4%
•	Enterprise non-GAAP SG&A2 growth rate of 6% to 7%, which compares to prior outlook of a growth rate in the low single-digits
•	Share repurchases of approximately $2.5 billion, which compares to prior outlook of at least $2.0 billion
•	Capital expenditures of $750 million to $850 million, which remains unchanged

Q2 FY22:

•	Enterprise comparable sales growth of approximately 17%
•	Enterprise non-GAAP gross profit rate[2] approximately flat to the Q2 FY21 rate of 22.9%
•	Enterprise non-GAAP SG&A2 growth of approximately 20%

Domestic Segment Q1 FY22 Results

Domestic Revenue

Domestic revenue of $10.84 billion increased 37.0% versus last year. The increase was primarily driven by comparable sales growth of 37.9%, which was partially offset by the loss of revenue from permanent store closures in the past year.

From a merchandising perspective, the company generated comparable sales growth across almost all its categories, with the largest drivers being home theater, computing and appliances.

Domestic online revenue of $3.60 billion increased 7.6% on a comparable basis, primarily due to higher average order values and increased traffic. As a percentage of total Domestic revenue, online revenue was 33.2% versus 42.2% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.3% versus 23.0% last year. The gross profit rate increase of approximately 30 basis points was primarily driven by improved product margin rates, including reduced promotions, and rate leverage from supply chain costs. These items were partially offset by increased installation and delivery costs.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.84 billion, or 16.9% of revenue, versus $1.58 billion, or 19.9% of revenue, last year. On a non-GAAP basis, SG&A was $1.82 billion, or 16.8% of revenue, versus $1.56 billion, or 19.7% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to: (1) increased incentive compensation expense; (2) increased investments in technology and in support of the company’s health initiatives; and (3) increased variable expense related to the higher sales growth, including items such as credit card processing fees.

International Segment Q1 FY22 Results

International Revenue

International revenue of $796 million increased 23.0% versus last year. This increase was primarily driven by comparable sales growth of 27.8% and the benefit of approximately 1,000 basis points of favorable foreign currency exchange rates. These items were partially offset by lower revenue in Mexico of $69 million, which was a result of the company exiting operations from the country, as previously announced on November 24, 2020.

International Gross Profit Rate

International GAAP gross profit rate was 23.7% versus 22.3% last year. On a non-GAAP basis, the gross profit rate was 23.0% versus 22.3% last year. The higher GAAP and non-GAAP gross profit rates were primarily driven by improved product margin rates. The GAAP gross profit rate also included a $6 million benefit associated with more favorable than expected inventory markdowns in Mexico.

International SG&A

International SG&A was $152 million, or 19.1% of revenue, versus $156 million, or 24.1% of revenue, last year. SG&A decreased primarily due to the company’s exit of its Mexico operations, partially offset by the unfavorable impact of foreign exchange rates.

Restructuring Charges

A net restructuring credit of $42 million in Q1 FY22 included a Domestic credit of $44 million, partially offset by International net charges of $2 million. The Domestic restructuring credit was primarily due to a reduction in expected termination benefits resulting from adjustments to previously planned organizational changes and higher-than-expected retention rates.

Income Taxes

The Q1 FY22 effective tax rate was 22.4% versus 27.4% last year. On a non-GAAP basis, the effective tax rate was 22.5% versus 27.2% last year. The lower GAAP and non-GAAP effective tax rates were primarily due to an increase in the tax benefit from stock-based compensation.

Dividends and Share Repurchases

In Q1 FY22, the company returned a total of $1.1 billion to shareholders through share repurchases of $927 million and dividends of $175 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.70 per common share. The quarterly dividend is payable on July 8, 2021, to shareholders of record as of the close of business on June 17, 2021.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 27, 2021. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. On November 24, 2020, the company announced its decision to exit its operations in Mexico. As a result, all revenue from Mexico operations has been excluded from the comparable sales calculation beginning in fiscal December FY21. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP gross profit rate and non-GAAP SG&A, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgence and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we have taken and will continue to take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals have taken and will continue to take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports

(including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 19, 2021 and its Quarterly Reports on Form 10-Q filed with the SEC. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended
May 1, 2021		May 2, 2020
Revenue	$11,637	$8,562
Cost of sales	8,922	6,597
Gross profit	2,715	1,965
Gross profit %	23.3%	23.0%
Selling, general and administrative expenses	1,988	1,735
SG&A %	17.1%	20.3%
Restructuring charges	(42)	1
Operating income	769	229
Operating income %	6.6%	2.7%
Other income (expense):
Investment income and other	3	6
Interest expense	(6)	(17)
Earnings before income tax expense and equity in income of affiliates	766	218
Income tax expense	172	59
Effective tax rate	22.4%	27.4%
Equity in income of affiliates	1	-
Net earnings	$595	$159

Basic earnings per share	$2.35	$0.61
Diluted earnings per share	$2.32	$0.61

Weighted-average common shares outstanding:
Basic	253.1	258.3
Diluted	256.7	260.4

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 1, 2021	May 2, 2020
Assets
Current assets:
Cash and cash equivalents	$4,278	$3,919
Short-term investments	60	-
Receivables, net	850	749
Merchandise inventories	5,721	3,993
Other current assets	359	335
Total current assets	11,268	8,996
Property and equipment, net	2,233	2,291
Operating lease assets	2,563	2,631
Goodwill	986	986
Other assets	655	701
Total assets	$17,705	$15,605

Liabilities and equity
Current liabilities:
Accounts payable	$6,360	$4,428
Unredeemed gift card liabilities	297	257
Deferred revenue	734	531
Accrued compensation and related expenses	493	213
Accrued liabilities	978	769
Short-term debt	110	1,250
Current portion of operating lease liabilities	654	683
Current portion of long-term debt	15	673
Total current liabilities	9,641	8,804
Long-term operating lease liabilities	1,983	2,076
Long-term liabilities	694	694
Long-term debt	1,229	621
Equity	4,158	3,410
Total liabilities and equity	$17,705	$15,605

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 1, 2021	May 2, 2020
Operating activities
Net earnings	$595	$159
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	216	207
Restructuring charges	(42)	1
Stock-based compensation	37	15
Other, net	6	20
Changes in operating assets and liabilities:
Receivables	210	383
Merchandise inventories	(90)	1,136
Other assets	(6)	(12)
Accounts payable	(630)	(816)
Income taxes	113	31
Other liabilities	(304)	(297)
Total cash provided by operating activities	105	827

Investing activities
Additions to property and equipment	(161)	(178)
Purchases of investments	(90)	(5)
Other, net	(2)	4
Total cash used in investing activities	(253)	(179)

Financing activities
Repurchase of common stock	(927)	(62)
Dividends paid	(175)	(141)
Borrowings of debt	-	1,250
Other, net	13	2
Total cash provided by (used in) financing activities	(1,089)	1,049

Effect of exchange rate changes on cash and cash equivalents	5	(18)
Increase (decrease) in cash, cash equivalents and restricted cash	(1,232)	1,679
Cash, cash equivalents and restricted cash at beginning of period	5,625	2,355
Cash, cash equivalents and restricted cash at end of period	$4,393	$4,034

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
Domestic Segment Results	May 1, 2021	May 2, 2020
Revenue	$10,841	$7,915
Comparable sales % change	37.9%	(5.7)%
Comparable online sales % change	7.6%	155.4%
Gross profit	$2,526	$1,821
Gross profit as a % of revenue	23.3%	23.0%
SG&A	$1,836	$1,579
SG&A as a % of revenue	16.9%	19.9%
Operating income	$734	$241
Operating income as a % of revenue	6.8%	3.0%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,526	$1,821
Gross profit as a % of revenue	23.3%	23.0%
SG&A	$1,816	$1,559
SG&A as a % of revenue	16.8%	19.7%
Operating income	$710	$262
Operating income as a % of revenue	6.5%	3.3%

	Three Months Ended
International Segment Results	May 1, 2021	May 2, 2020
Revenue	$796	$647
Comparable sales % change	27.8%	0.2%
Gross profit	$189	$144
Gross profit as a % of revenue	23.7%	22.3%
SG&A	$152	$156
SG&A as a % of revenue	19.1%	24.1%
Operating income (loss)	$35	$(12)
Operating income (loss) as a % of revenue	4.4%	(1.9)%

International Segment Non-GAAP Results[1]
Gross profit	$183	$144
Gross profit as a % of revenue	23.0%	22.3%
SG&A	$152	$156
SG&A as a % of revenue	19.1%	24.1%
Operating income (loss)	$31	$(12)
Operating income (loss) as a % of revenue	3.9%	(1.9)%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	May 1, 2021	May 2, 2020	May 1, 2021	May 2, 2020
Computing and Mobile Phones	44%	48%	27.3%	0.0%
Consumer Electronics	30%	28%	45.9%	(15.7)%
Appliances	15%	12%	66.6%	(2.0)%
Entertainment	6%	7%	32.1%	9.5%
Services	5%	5%	33.2%	(16.1)%
Other	-%	-%	N/A	N/A
Total	100%	100%	37.9%	(5.7)%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	May 1, 2021	May 2, 2020	May 1, 2021	May 2, 2020
Computing and Mobile Phones	50%	48%	36.5%	4.6%
Consumer Electronics	27%	27%	23.9%	(12.7)%
Appliances	9%	9%	28.9%	0.1%
Entertainment	8%	9%	12.2%	58.0%
Services	4%	5%	7.8%	(19.5)%
Other	2%	2%	7.6%	1.1%
Total	100%	100%	27.8%	0.2%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	May 1, 2021			May 2, 2020
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$2,526	$189	$2,715	$1,821	$144	$1,965
% of revenue	23.3%	23.7%	23.3%	23.0%	22.3%	23.0%
Restructuring - inventory markdowns[1]	-	(6)	(6)	-	-	-
Non-GAAP gross profit	$2,526	$183	$2,709	$1,821	$144	$1,965
% of revenue	23.3%	23.0%	23.3%	23.0%	22.3%	23.0%

SG&A	$1,836	$152	$1,988	$1,579	$156	$1,735
% of revenue	16.9%	19.1%	17.1%	19.9%	24.1%	20.3%
Intangible asset amortization[2]	(20)	-	(20)	(20)	-	(20)
Non-GAAP SG&A	$1,816	$152	$1,968	$1,559	$156	$1,715
% of revenue	16.8%	19.1%	16.9%	19.7%	24.1%	20.0%

Operating income (loss)	$734	$35	$769	$241	$(12)	$229
% of revenue	6.8%	4.4%	6.6%	3.0%	(1.9)%	2.7%
Restructuring - inventory markdowns[1]	-	(6)	(6)	-	-	-
Intangible asset amortization[2]	20	-	20	20	-	20
Restructuring charges[3]	(44)	2	(42)	1	-	1
Non-GAAP operating income (loss)	$710	$31	$741	$262	$(12)	$250
% of revenue	6.5%	3.9%	6.4%	3.3%	(1.9)%	2.9%

Effective tax rate			22.4%			27.4%
Intangible asset amortization[2]			-%			(0.2)%
Restructuring charges[3]			0.1%			-%
Non-GAAP effective tax rate			22.5%			27.2%

	Three Months Ended			Three Months Ended
	May 1, 2021			May 2, 2020
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$2.32			$0.61
Restructuring - inventory markdowns[1]	$(6)	$(6)	(0.02)	$-	$-	-
Intangible asset amortization[2]	20	15	0.05	20	15	0.06
Restructuring charges[3]	(42)	(31)	(0.12)	1	1	-
Non-GAAP diluted EPS			$2.23			$0.67

(1)Represents inventory markdown adjustments recorded within cost of sales associated with the exit from operations in Mexico.

(2)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology.

(3)Represents adjustments to previously planned organizational changes and higher-than-expected retention rates in the Domestic segment and charges and subsequent adjustments associated with the decision to exit operations in Mexico in the International segment for the period ended May 1, 2021. Represents charges associated with U.S. retail operating model changes for the period ended May 2, 2020.

(4)The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	May 1, 2021[1]	May 2, 2020[1]
Net earnings	$2,234	$1,435
Total assets	18,955	16,125
ROA	11.8%	8.9%

Non-GAAP Return on Investment ("ROI")	May 1, 2021[1]	May 2, 2020[1]
Numerator
Operating income - total operations	$2,931	$1,904
Add: Non-GAAP operating income adjustments[2]	287	120
Add: Operating lease interest[3]	110	112
Less: Income taxes[4]	(815)	(523)
Add: Depreciation	768	744
Add: Operating lease amortization[5]	665	667
Adjusted operating income after tax	$3,946	$3,024

Denominator
Total assets	$18,955	$16,125
Less: Excess cash[6]	(4,434)	(1,171)
Add: Accumulated depreciation and amortization[7]	7,152	6,852
Less: Adjusted current liabilities[8]	(9,752)	(7,942)
Average invested operating assets	$11,921	$13,864

Non-GAAP ROI	33.1%	21.8%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, price-fixing settlements, intangible asset amortization and acquisition-related transaction costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.